Exhibit 10.3

BARNES GROUP INC.

RETIREMENT BENEFIT EQUALIZATION PLAN

as amended and restated effective February 8, 2010

PREAMBLE

Barnes Group Inc. has been maintaining the Retirement Benefit Equalization Plan (the “RBEP” or “Plan”) and hereby amends and restates the RBEP effective February 8, 2010.

In general, the Plan as amended and in effect from time to time on and after January 1, 2009 applies to benefits accrued both before and after that date, without regard to any ability to treat certain benefits as “grandfathered” from the effect of Section 409A of the Internal Revenue Code. Notwithstanding the preceding sentence, the provisions of the Plan as amended and in effect from time to time on and after January 1, 2009 applicable to the computation of benefits, to the commencement date of such benefits, to the time and form of payment, and to the selection of an optional form and a contingent annuitant or beneficiary, as well as any other provisions of the Plan as so amended that are impossible or impracticable to apply to benefits already in pay status, shall not apply to benefits in pay status prior to January 1, 2009, to the extent such provisions are not required to apply pursuant to guidance prescribed by the Treasury Department under Section 409A of the Internal Revenue Code (including, but not limited to, section XII.F of the preamble to the final regulations under such Section 409A and section 3.02 of Notice 2007-86); rather, the applicable terms of the Plan in effect prior to January 1, 2009, as modified or supplemented (if at all) by any written individual agreement with a participant in accordance with Section 409A of the Internal Revenue Code and Treasury Department guidance thereunder, construed and supplemented as necessary in accordance with the applicable provisions of Section 409A of the Internal Revenue Code and Treasury Department guidance thereunder, shall apply to such benefits. To the extent permissible under applicable provisions of Section 409A of the Internal Revenue Code and Treasury Department guidance thereunder, this paragraph also shall apply to benefits not yet in pay status prior to January 1, 2009 but with respect to which all events necessary to receive the payment have occurred before January 1, 2009.

SECTION 1

DEFINITIONS

The words and phrases defined hereinafter shall have the following meaning unless a different meaning is clearly required by the context of the Plan.

1.1 “Benefits Committee” shall mean the Benefits Committee appointed by the Board or its successor.

1.2 “Board” shall mean the Board of Directors of Barnes Group Inc., or its successor.

1.3 “Code” shall mean the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

1.4 “Committee” shall mean the Compensation and Management Development Committee of the Board or its successor.

1.5 “Company” shall mean Barnes Group Inc. and each subsidiary and affiliated corporation that has adopted the Plan for the benefit of one or more employees.

1.6 “Plan” shall mean the Barnes Group Inc. Retirement Benefit Equalization Plan, as amended and set forth herein or in any amendment hereto.

1.7 “Separation from Service” shall mean a “separation from service” from the Company and all corporations and other trades or businesses aggregated with the Company, as determined under rules set forth in Treasury Regulation section 1.409A-1(h), as in effect from time to time, or a successor thereto. If there is a question as to whether a Participant’s employment has been terminated or his or her employment relationship remains intact on account of the types of absences described in (a), (b), and (c) below, the following rules (to be interpreted consistent with Treasury Regulation section 1.409A-1(h)) shall apply:

(a) The employment relationship shall be treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(b) For purposes of this Section 1.7, a leave of absence constitutes a “bona fide” leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company.

(c) Notwithstanding the foregoing, where (i) a leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, and (ii) such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for the six-month period described in paragraph (a) hereof, regardless of whether the Participant retains a contractual right to reemployment, unless the employment relationship is otherwise terminated by the Company or the Participant.

1.8 “Specified Employee” shall mean a “Specified Employee” within the meaning of Treasury Regulation section 1.409A-1(i) as in effect from time to time, as determined in accordance with Section 7 below.

1.9 “Spouse” shall mean the individual to whom the Participant is legally married by civil or religious ceremony under the laws of the state in which the Participant is legally domiciled on the date the determination of whether there is a Spouse is being made. After a Participant’s death, his “Spouse” shall be the individual, if any, who met these criteria as of the date of the Participant’s death.

1.10 “SRIP” shall mean the Barnes Group Inc. Salaried Retirement Income Plan as amended and in effect from time to time, a pension plan which is intended to satisfy the requirements for qualification under Section 401(a) of the Code.

SECTION 2

PURPOSE OF PLAN

2.1 Purpose. The purpose of the Plan is to provide selected executives of the Company who participate in the SRIP and who cannot receive certain benefits under the SRIP due to Code Section 401(a)(17) and 415 limitations with benefits that will approximate the difference between benefits that would be paid under the SRIP, but for such limitations, and the benefits that are payable under the SRIP, taking such limitations into account. The Plan pays benefits only in the event of a Participant’s Separation from Service (as defined herein) or death, in both cases subject to the more specific provisions of the Plan that follow this Section 2. Plan benefits shall be payable out of the general assets of the Company. Notwithstanding the foregoing, in the discretion of the Committee, the Company may enter into one or more grantor trusts (sometimes known as “rabbi trusts”) for the purpose of financing part or all of its obligations under the Plan.

SECTION 3

PARTICIPATION

3.1 Designation by Committee. The Committee shall have the sole and exclusive right to designate who receives or will receive benefits under this Plan, using the minimum criteria set forth in Section 3.2 below as the Committee’s starting point, with any individual who receives or is expected by the Committee to receive benefits under this Plan considered a “Participant.” An employee who satisfies the minimum criteria set forth in Section 3.2 shall be deemed to have been designated by the Committee as a Participant, unless the Committee takes action before the end of the period in which such minimum criteria are satisfied to exclude such employee from participation in this Plan, or unless the employee is a participant in the Barnes Group 2009 Deferred Compensation Plan or the Barnes Group Inc. Supplemental Senior Officer Retirement Plan who has satisfied the age and service conditions to receive a benefit payable upon Separation from Service (as defined in the plan in which the employee is such a participant).

3.2 Minimum Criteria. The minimum criteria for receipt of benefits under this Plan shall be that an employee of the Company (a) participates or has participated in the SRIP; and (b) is receiving or will receive benefits under the SRIP that are limited by reason of Section 401(a)(17) and/or Section 415 of the Internal Revenue Code. Notwithstanding the foregoing, if an employee who has been considered a Participant in this Plan on or after January 1, 2009 also participates in the Company’s Supplemental Senior Officer Retirement Plan (“SSORP”) and satisfies the age and service conditions to receive a benefit payable upon Separation from Service (as defined in the SSORP) or death under the SSORP (subject to Section 8.8 thereof), he shall, as of the time of satisfaction of such conditions, no longer be considered a Participant in this Plan with respect to any benefit that would otherwise be payable under this Plan upon the same event (i.e., a Separation from Service as defined in the SSORP or death) and that has the same time and form of payment (within the meaning of Treasury Regulation 1.409A-3, including if applicable and without limitation the same ‘toggled’ time and form of payment described in Treasury Regulation 1.409A-3(c)(2)) as the Participant’s benefit under the SSORP, but only to the extent that such benefit under this Plan, as of immediately before the time at which the Participant satisfies the age and service conditions to receive a benefit upon that event under the SSORP, is equal to or less than such benefit under the SSORP, as of the time at which the Participant satisfies such conditions. However, notwithstanding the preceding sentence, if, on or after February 8, 2010 and after the date on which an employee who participated in the SSORP on January 1, 2009 satisfied the age and service conditions to receive a benefit payable upon Separation from Service (as defined in the SSORP) under the SSORP, the Committee designates such employee as a Participant in this Plan, then in that case the employee shall be considered a Participant in this Plan, but only with respect to the portion, if any, of the benefit that (but for this Section 3.2) would be payable to or in respect of the Participant under this Plan upon Separation from Service or death that exceeds the Participant’s benefit under the SSORP that is payable upon the same event and that has the same time and form of payment as the Participant’s benefit under this Plan. Any determinations required by the two preceding sentences shall be made by the Committee in accordance with the applicable provisions of this Plan and the SSORP based on the advice of professional advisors, including without limitation the Company’s actuary and tax counsel, to the extent that the Committee deems in its sole discretion to be advisable. In no event shall any Participant who was a participant in the SSORP on or after January 1, 2009 accrue any benefits under this Plan that are payable upon a Separation from Service or death after he satisfies the age and service conditions to receive a benefit under the SSORP that is payable upon the same type of event, unless the Committee or the Board provides otherwise. For purposes of this Section 3.2, benefits are payable “upon” an event such as a separation from service (however defined) or death if they would be considered to be payable upon such event for purposes of Section 409A of the Code, including in particular and without limitation Treasury Regulation 1.409A-3(a) thereunder.

SECTION 4

BENEFIT COMMENCEMENT DATES; AMOUNT OF BENEFIT

4.1 Separation from Service before Age 55. Subject to Section 7.1, a Participant who has a Separation from Service prior to his or her 55th birthday (other than by death) shall be entitled to a benefit payable as of the first day of the month following the Participant’s 55th birthday (the “Benefit Commencement Date”), which benefit shall actually commence on a date within the 90-day period beginning on the Participant’s Benefit Commencement Date.

4.2 Separation from Service On or After Age 55. Subject to Section 7.1, a Participant who has a Separation from Service on or after his or her 55th birthday (other than by death) shall be entitled to a benefit payable as of the first day of the month following the date of the Participant’s Separation from Service (the “Benefit Commencement Date”) which benefit shall actually commence on a date within the 90-day period beginning on the Participant’s Benefit Commencement Date. Notwithstanding the foregoing provisions of Section 4.1 and 4.2 and any other provisions of this Plan, the benefit payable to a Participant who, on January 1 2009, was (a) a former employee of the Company entitled to benefits under this Plan but not yet in receipt of such benefits and (b) at least age 55 shall be paid in a lump sum, equal to the present value of the Participant’s annuity benefit as of January 1, 2009 (as determined by the Company’s actuary) and payable within the 90-day period beginning on January 1, 2009.

4.3 Amount of Benefit. The monthly benefit payable to a Participant under this Section 4 by reason of the Participant’s Separation from Service shall be determined as follows:

Step 1. Compute (a) the monthly benefit that would be payable under the SRIP as of the Benefit Commencement Date, assuming it is computed as a single life annuity commencing on that date and without regard to Section 401(a)(17) and Section 415 of the Internal Revenue Code, minus (b) the monthly benefit that would be payable under the SRIP as of the same date, assuming it is computed as a single life annuity commencing on that date and with regard to Section 401(a)(17) and Section 415 of the Internal Revenue Code. Notwithstanding the foregoing, once a Participant’s Separation from Service (as defined under this Plan) has occurred, no further accruals under the SRIP shall be taken into account when computing the amounts in (a) and (b) hereof. For purposes of determining the SRIP benefit in this Step 1, any pre-retirement survivor annuity charge applicable under the terms of the SRIP document shall be disregarded.

Step 2. If a Participant has elected an optional form of payment pursuant to Section 5 hereof, convert the benefit computed as a single life annuity under Step 1 to its actuarial equivalent using the assumptions or factors applicable to such optional form under the SRIP.

4.4 [Reserved]

4.5 Time and Form of Payment in Case of Certain SSORP Participants. Notwithstanding any provision of this Plan other than this Section 4.5 relating to the time or form of payment of retirement benefits hereunder to the contrary, except the Preamble, Section 5.5 (relating to Lump Sum Cashout) and Section 7.1 (relating to the six month delay applicable to Specified Employees), and subject to the second sentence of this Section 4.5, if, on the December 31 that immediately precedes any calendar year after 2009 in which a Participant in this Plan will accrue benefits under this Plan (including without limitation an individual who is not a Participant on such December 31 who will become a Participant in this Plan during that calendar year), the Participant (or individual who will become a Participant) is a Group II Participant in the SSORP who has not yet attained age 55, any benefits that will be accrued by such Participant in that calendar year (the “Service Year”) under this Plan that are payable upon Separation from Service (other than by death), i.e., (in the case of this Plan as in effect on December 31, 2009) benefits under Section 4, will be paid as follows (and only as follows): (a) if the Participant has a “Separation from Service (other than by reason of death)” within the meaning of the SSORP before the date on which the Participant attains age 55, at the time and in the form of payment (within the meaning of “time and form of payment” in Treasury Regulation 1.409A-3(c)(2)) that will apply under the provisions of this Plan (other than this Section 4.5) as in effect on the December 31 immediately preceding that Service Year to any benefits that are payable upon Separation from Service (other than by death) that are accrued under this Plan in that Service Year by a Participant who participated in the SSORP on or before July 22, 2009, who has a Separation from Service (other than by death) prior to his 55th birthday, and (b) in accordance with Treasury Regulation 1.409A-3(c)(2), if the Participant has a “Separation from Service (other than by reason of death)” within the meaning of the SSORP on or after the date on which the Participant attains age 55, at the time and in the form of payment that will apply under the provisions of the SSORP (other than Section 4.5 thereof) as in effect on the December 31 immediately preceding that Service Year to benefits that are payable upon a “Separation from Service (other than by reason of death)” within the meaning of the SSORP that are accrued under the SSORP in that Service Year by a Group II Participant who has a “Separation from Service (other than by reason of death)” within the meaning of the SSORP on or after the date on which the Group II Participant attains age 55 and 10 years of Credited Service (as defined in the SSORP). In no event shall any benefits that will be accrued under this Plan in any Service Year be paid pursuant to the preceding sentence (or otherwise) unless the minimum criteria for receipt of benefits under this Plan have been satisfied by the Participant, or the Committee or the Board (or a written agreement approved by the Committee or the Board) provides for payment thereof, nor shall any benefits that will be accrued under this Plan in any Service Year be paid pursuant to the preceding sentence (or otherwise) if the individual in question has a Separation from Service on or after the time as of which he is no longer considered a Participant in this Plan with respect to those benefits pursuant to the second sentence of Section 3.2. Unless the relevant provisions of this Plan or the SSORP are changed after 2009, in any case in which clause (b) of this Section 4.5 applies (“Separation from Service (other than by reason of death)” within the meaning of the SSORP on or after the date on which the Participant attains age 55), the methodology for converting from the annuity benefits form that would otherwise apply under this Plan to the installments form that applies under the SSORP to a Group II Participant who attains age 55 and 10 years of Credited Service (as defined in the SSORP) shall be the same methodology that is prescribed in Section 9.2 for determining the amount of the installments payable pursuant to that Section to a Participant who had a Separation from Service on or after his or her 55th birthday. For purposes of this Section 4.5, benefits are payable “upon” an event such as a separation from service (however defined) or death if they would be considered to be payable upon such event for purposes of Section 409A of the Code, including in particular and without limitation Treasury Regulation 1.409A-3(a) thereunder.

SECTION 5

NORMAL AND OPTIONAL FORMS OF PAYMENT

5.1 Normal Form of Payment. The normal form of payment under this Plan for a Participant entitled to a benefit under Section 4 is a single life annuity: a benefit payable monthly for the lifetime of the Participant, with the first payment to be due on the Benefit Commencement Date specified in Section 4 (but subject to Section 7.1) and the last payment to be due on the first day of the calendar month in which death occurs. Consistent with Section 7.1, any payment due for a month prior to the month in which benefits actually commence shall be paid when benefits actually commence, with no adjustment for interest.

5.2 Optional Forms of Payment. In lieu of the normal form of payment, a Participant may elect to receive his or her benefit in one of the following optional forms, subject to the provisions of this Section 5:

(a) Joint and contingent annuity, which is a benefit payable monthly for the lifetime of the Participant with a benefit equal to 25%, 50%, 75%, or 100% (as selected by the Participant) of such benefit payable monthly to the Contingent Annuitant, commencing after the death of the Participant, for the lifetime of the Contingent Annuitant.

(b) Ten year certain and continuous annuity, which is a benefit payable monthly for the lifetime of the Participant and, in the event of the Participant’s death prior to receiving 120 monthly payments, payable monthly to a named Beneficiary until the Participant and Beneficiary together have received 120 monthly payments. If both the Participant and the Beneficiary die before 120 payments have been made, payments shall be made to the Participant’s estate until a total of 120 monthly payments have been made.

A Participant’s election of an optional form generally shall be effective only if made by the close of the 30-day period beginning on the Participant’s Benefit Commencement Date; provided, however, that the Committee may prescribe another period for electing an optional form. In the event that a Participant elects a joint and contingent annuity and the Contingent Annuitant designated by the Participant dies prior to the time benefits actually commence (with regard to Section 7.1), the election of the optional form of payment shall be disregarded. In the event that a Participant elects a Ten Year Certain and Continuous Annuity and the Beneficiary designated by the Participant dies prior to the time benefits actually commence (with regard to Section 7.1), the Participant shall designate a new Beneficiary. Notwithstanding the foregoing, in the event of the death of a Contingent Annuitant or Beneficiary under the circumstances described herein, the Committee may, in accordance with rules prescribed by it, permit the Participant to make another election of an optional form. Election of optional forms of payments shall be filed by the Participant with the Benefits Committee or its designee on a form approved by the Benefits Committee.

5.3 Actuarial Equivalent. Except to the extent otherwise specifically provided herein, the amount of any optional form of payment payable under this Section 5 shall be the actuarial equivalent of the single life annuity. Actuarial equivalence shall be determined using the factors specified in the SRIP as of the date that an election of an optional form of payment is made. Notwithstanding the foregoing, the normal and optional forms of payment shall be actuarially equivalent within the standards set forth in Treasury Regulation section 1.409A-2(b), with the Company’s actuary making any adjustments to the factors specified in the SRIP or other adjustments as may be necessary to satisfy such standards.

5.4 Designation of Contingent Annuitant, Beneficiary. A Participant may designate a Contingent Annuitant or Beneficiary or change any prior designation by giving written notice to the Benefits Committee within the election period described in Section 5.2; provided, however, that all designations of Contingent Annuitants or Beneficiaries are subject to the approval of the Benefits Committee. When necessary because, for example, no properly designated Beneficiary survives the Participant and a payment is due to a Beneficiary (under the ten year certain and continuous annuity option), the Benefits Committee shall apply default rules determined by the Benefits Committee, in is sole discretion, but generally following a priority list of living persons in the following order: Spouse, children, parents, brothers and sisters, estate. Although the rules of the Benefits Committee may permit a Participant to designate one or more alternative Beneficiaries (for example, an individual who shall become a Participant’s Beneficiary in case the Participant’s first choice of a Beneficiary dies before benefits become payable), a Participant may not designate persons who shall jointly receive benefits as Beneficiaries (for example, the designation of two or more children to jointly receive benefits as Beneficiaries is prohibited). Subject to the approval of the Benefits Committee as provided above, a Participant may designate a trust as a Beneficiary.

5.5 Lump Sum Cashout. Notwithstanding the foregoing or any other provisions of the Plan, in the discretion of the Committee, a lump sum may be paid to a Participant within 90 days of the Participant’s Benefit Commencement Date (subject to Section 7.1) in satisfaction of his or her interest under the Plan if the value thereof as of the Participant’s Benefit Commencement Date does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code and the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, program, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation section 1.409A-1(c)(2). The Committee shall document its decision to make a lump sum payment hereunder on or before the date of the payment.

SECTION 6

DEATH BENEFITS

6.1 Entitlement to the Benefit. If a Participant dies after becoming eligible for a benefit under the SRIP but prior to the date any benefits under this Plan have actually commenced, the Participant’s Spouse shall be eligible to receive a monthly lifetime benefit payable as of the day that was or would have been the Participant’s Benefit Commencement Date (and actually commencing within the 90-day period beginning on such date, but, if the Participant died after a Separation from Service, not later than the latest date within such 90-day period on which the first payment of the benefits that would have been paid to the Participant on account of Separation from Service under this Plan if s/he had lived would have been considered timely under Treasury Regulation 1.409A-3(d)), had his or her date of death been the date the Participant had a Separation from Service.

6.2 Amount of the Benefit. The benefit shall be equal to the amount that would have been payable to the Spouse under this Plan under a 50% joint and contingent annuity option if the Participant had begun to receive benefits in that form as of his or her Benefit Commencement Date and died the next day.

6.3 Entitlement to and Amount of the Benefit in the Case of Certain Participants. If a Participant, some of whose benefits under this Plan are benefits to which Section 9.2 applies and some of whose benefits under this Plan are benefits to which Section 9.2 does not apply, dies after the Participant’s benefits under this Plan to which Section 9.2 applies have actually commenced but prior to the date any of the Participant’s benefits under this Plan to which Section 9.2 does not apply have actually commenced, the Participant’s Spouse shall be eligible to receive a monthly lifetime benefit payable as of the day that was or would have been the Participant’s Benefit Commencement Date (and actually commencing within the 90-day period beginning on such date, but not later than the latest date within such 90-day period on which the first payment of the benefits to which Section 9.2 does not apply that would have been paid to the Participant on account of Separation from Service under this Plan if s/he had lived would have been considered timely under Treasury Regulation 1.409A-3(d)), had his or her date of death been the date the Participant had a Separation from Service. The benefit shall be equal to the amount that would have been payable to the Spouse under this Plan under a 50% joint and contingent annuity option if the Participant had begun to receive the benefits to which Section 9.2 does not apply in that form as of his or her Benefit Commencement Date and died the next day.

6.4 Certain Time and Form of Payment Provisions. Notwithstanding any provision of this Plan other than this Section 6.4 relating to the time or form of payment of death benefits to the contrary except the Preamble, and subject to the second sentence of this Section 6.4, if, on the December 31 that immediately precedes any calendar year after 2009 in which a Participant in this Plan will accrue benefits under this Plan (including without limitation an individual who is not a Participant on such December 31 who will become a Participant in this Plan during that calendar year), the Participant (or individual who will become a Participant) is a Group II Participant in the SSORP who has not yet attained age 55, any benefits that will be accrued by such Participant in that calendar year (the “Service Year”) under this Plan that are payable upon death, i.e., (in the case of this Plan as in effect on December 31, 2009) the death benefits under Section 6.1 and Section 6.2, will be paid as follows (and only as follows): (a) if the Participant dies before the date on which he attains age 55, at the time and in the form of payment (within the meaning of “time and form of payment” in Treasury Regulation 1.409A-3(c)) that will apply under the provisions of this Plan (other than this Section 6.4) as in effect on the December 31 immediately preceding that Service Year to any benefits that are payable upon death that are accrued under this Plan in that Service Year by a Participant who participated in the SSORP on or before July 22, 2009, who dies prior to his 55th birthday, and (b) in accordance with Treasury Regulation 1.409A-3(c), if the Participant dies on or after the date on which he attains age 55, at the time and in the form of payment that will apply under the provisions of the SSORP (other than Section 5.3A thereof) as in effect on the December 31 immediately preceding that Service Year to any benefits that are payable upon death that are accrued under the SSORP in that Service Year by a Group II Participant who dies on or after the date on which he attains age 55 and 5 years of Credited Service (as defined in the SSORP). In no event shall any benefits that will be accrued under this Plan in any Service Year be paid pursuant to the preceding sentence (or otherwise) unless the minimum criteria for receipt of benefits have been satisfied by the Participant and any other conditions to entitlement to a death benefit under this Plan have been satisfied, or the Committee or the Board (or a written agreement approved by the Committee or the Board) provides for payment thereof, nor shall any benefits that will be accrued under this Plan in any Service Year be paid pursuant to the preceding sentence (or otherwise) if the individual in question dies on or after the time as of which he is no longer considered a Participant in this Plan with respect to those benefits pursuant to the second sentence of Section 3.2. For purposes of this Section 6.4, benefits are payable “upon” an event such as a separation from service (however defined) or death if they would be considered to be payable upon such event for purposes of Section 409A of the Code, including in particular and without limitation Treasury Regulation 1.409A-3(a) thereunder.

SECTION 7

SECTION 409A PROVISIONS

7.1 Six-Month Delay Rule. Notwithstanding any provision of this Plan to the contrary, (a) no “distributions” (within the meaning of Treasury Regulation section 1.409A-1(c)(3)(v)) of deferred compensation that is subject to Section 409A of the Code may be made pursuant to this Plan to a Specified Employee due to a Separation from Service before the date that is six months after the date of such Specified Employee’s Separation from Service; and (b) any distribution that, but for the preceding clause (a), would be made before the date that is six months after the date of the Specified Employee’s Separation from Service shall be paid on the first day of the seventh month following the date of his or her Separation from Service. For the avoidance of doubt, the preceding sentence shall apply to any amount (and only to any amount) to be paid pursuant to this Plan to which Code Section 409A(a)(2)(B)(i) (relating to Specified Employees) applies, and shall not apply to any amount or benefit to be paid or provided pursuant to this Plan if and to the extent that such amount or benefit is not subject to Section 409A of the Code for any reason, including, without limitation, Treasury Regulation section 1.409A-1(a)(5) (relating to welfare benefit plans), Treasury Regulation section 1.409A-1(b)(4) (relating to short-term deferrals), Treasury Regulation section 1.409A-1(b)(9) (relating to separation pay plans), or the “grandfather” rules incorporated in Treasury Regulation section 1.409A-6(a).

7.2 Specified Employees. If at any time during the 12-month period ending on any “specified employee identification date”, which shall be December 31, a person who participates in or has any legally binding right, contingent or otherwise, under this Plan (a “Plan Participant”) is in Salary Grade 20 or above or meets the requirements of Code section 416(i)(1)(A)(ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Code section 416(i)(5)), then the Plan Participant shall be treated as a Specified Employee for purposes of Section 6.1 above for the entire 12-month period beginning on the “specified employee effective date”, which shall be the January 1 that immediately follows such specified employee identification date, unless the Board or the Committee at any time prescribes a different method of identifying service providers who will be subject to the six month delay required by Section 409A(a)(2)(B)(i) of the Code (the “Six Month Delay”) in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code Section 409A (a “Different Identification Method”) or elects a different specified employee identification date or specified employee effective date or makes any other election that may be made in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code Section 409A (a “Different Election”), in which case whether the Participant shall be treated as a Specified Employee shall be determined in accordance with any such Different Identification Method so prescribed and any such Different Election so made by the Board or Committee. By participating or continuing to participate in this Plan or accepting any legally binding right under this Plan, each Participant irrevocably (a) consents to any such Different Identification Method that the Board or Committee may prescribe at any time and any such Different Election that the Board or Committee may make at any time for purposes of identifying the service providers who will be subject to the Six Month Delay with respect to payments under this Plan, and (b) agrees that the Participant’s consent to any such Different Identification Method or Different Election shall be as effective as if such Different Identification Method or Different Election were fully set forth herein, and (c) waives any right he or she may have to consent to the Different Identification Method or Different Election in question if for any reason the Participant’s consent to such Different Identification Method or Different Election is not legally effective.

7.3 Installments Rule. If any Participant or beneficiary has any right under this Plan to “a series of installment payments that is not a life annuity” (within the meaning of Treasury Regulation section 1.409A-2(b)(2)(iii)), then such right shall be treated as a right to a series of separate payments within the meaning of Treasury Regulation section 1.409A-2(b)(2)(iii).

7.4 General 409A Provisions. Any compensation that may be paid or provided pursuant to this Plan is intended to qualify for an exclusion from Section 409A of the Code or to comply with Section 409A of the Code, so that none of such compensation will be includible in any Plan Participant’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code. This Plan shall be administered, interpreted and construed to carry out such intention, and any provision of this Plan that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, the Company and any other person or entity with any responsibility for the Plan (including, but not limited to, the Board) do not represent, warrant or guarantee that any compensation that may be paid or provided pursuant to this Plan will not be includible in a Plan Participant’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code, nor do the Company and other persons and entities with any responsibility for the Plan make any other representation, warranty or guaranty to any Plan Participant as to the tax consequences of this Plan or of participation in this Plan. If, notwithstanding the foregoing, amounts are includible in a Plan Participant’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code, the payment of benefits will be accelerated to the extent determined by the Committee and permitted by Treasury Regulation section 1.409A-3(j)(vii).

SECTION 8

ADMINISTRATION AND GENERAL PROVISIONS

8.1 Administration. The Committee shall have full power and authority to interpret and construe the terms of this Plan, and to administer it, and the Committee’s interpretations and construction thereof, and actions thereunder, including, but not limited to determining the amount or recipient of any benefits to be made therefrom, shall be binding and conclusive on all persons for all purposes. The Board, the Committee, the Benefits Committee, their individual members, and such persons’ agents and representatives of the Board shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to willful misconduct or lack of good faith.

8.2 Expenses of Administration. All expenses incurred in connection with the execution of this Plan and in carrying out the provisions hereof shall be paid by the Company.

8.3 Information from Participant. Each Participant shall furnish to the Company such information as the Company may reasonably request for purposes of the proper administration of the provisions of this Plan.

8.4 No Employment Rights. Nothing contained in the Plan shall be construed as a contract of employment between the Company and a Participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Participants, with or without cause. Any benefit payable under this Plan shall not be deemed salary, earnings, or other compensation to the Participant for the purpose of computing benefits to which he may be entitled under any qualified retirement plan or other arrangement of the Company for the benefit of its employees.

8.5 Restrictions on Alienation and Assignment. Neither a Participant or Spouse nor any Beneficiary or Contingent Annuitant shall have the right to assign, transfer, hypothecate, encumber, commute or anticipate any interest in any payments hereunder, and such payments shall not in any way be subject to any legal process to levy upon or attach the sum for payment of any such claim against the Participant, Spouse, Beneficiary, or Contingent Annuitant, provided, however, that nothing contained herein shall preclude a Participant from designating, in accordance with Section 5 and other terms of this Plan, a Beneficiary or Contingent Annuitant to receive benefits hereunder in the event of the Participant’s death.

8.6 Facility of Payment. If the Committee shall find, upon receipt of medical evidence or legal representations satisfactory to the Committee, that any Participant or other person to whom a benefit is payable is unable to care for such person’s affairs because of illness or accident, any payment due hereunder (unless a prior and valid claim therefor shall have been made by a duly appointed guardian, conservator or other legal representative) may be paid to such person’s spouse, child, parent or brother or sister, or to any person or persons determined by the Committee to have incurred expense for such Participant. Any payment shall be a complete discharge of all liability hereunder.

8.7 Failure to Claim Amounts Payable. In the event that any amount shall become payable hereunder to a person and, after written notice from the Company mailed to such person’s last known address as shown in the Company’s records and after diligent effort, the Company is unable to locate such person, the Company shall apply to a court of competent jurisdiction for direction as to the distribution of such amount.

8.8 Amendment and Termination. The Board reserves the right to amend and/or terminate the Plan at any time for whatever reasons it may deem appropriate (or for no reason), except that no such amendment or termination shall adversely affect the benefits payable to any person who has begun to receive benefits hereunder and no such amendment or termination may accelerate or defer the payment of compensation except as permitted by Section 409A of the Code.

8.9 Gender and Number. All the words and terms used herein, regardless of the number and gender in which they shall be used, shall be deemed to include any other number, singular and plural, and any other gender, masculine and feminine, as the context may require.

8.10 Law Applicable. This Plan shall be governed by the laws of the State of Connecticut to the extent not superseded by federal law.

8.11 Delegation of Authority. The Board, the Committee, and the Benefits Committee may delegate the responsibilities allocated to them under the terms of this Plan to others, including, but not limited to, a Board delegation to the Committee or the Benefits Committee, a Committee or Benefits Committee delegation to one or more members, and a delegation by the Board or one of the committees to Company employees. As long as the delegation is lawful, neither an employee nor any other person shall have the right to raise any questions relating to such delegation of authority and responsibility for interpreting, construing, and administering the Plan.

8.12 Releases. Any provision of this Plan to the contrary notwithstanding, each payment to a person hereunder shall be contingent on the person having executed and delivered to the Company, at such time and times in advance of the payment date as the Committee or its delegate may specify, any covenant agreement and release of claims that the Committee or its delegate may require, and on any such covenant and release of claims having become irrevocable by their terms in advance of the payment date. Without limiting the generality of the foregoing, the Committee or its delegate may require a covenant and release to be executed and delivered to the Company within a specified period of time following the Participant’s Separation from Service, and another release to be executed and delivered to the Company within a specified period of time following another event or date as the Committee or its delegate may specify. Amounts not paid hereunder due to a failure to execute any covenant or release required by the Committee shall be treated as forfeited.

SECTION 9

BENEFITS FOR EXECUTIVE OFFICERS PARTICIPATING

IN THE 2009 DEFERRED COMPENSATION PLAN

9.1 Conditions for Benefits. Notwithstanding any other provisions of this Plan, no benefits provided under this Plan upon a Participant’s Separation from Service or death to which Section 9.2 applies shall be payable to or in respect of a Participant who also participates in the Barnes Group 2009 Deferred Compensation Plan (the “2009 DC Plan”) if, at the Participant’s “separation from “service” (within the meaning of the 2009 DC Plan) or death, the Participant has met the requisite age and service conditions for payment of a benefit under the 2009 DC Plan upon the same event (i.e., a “separation from service” or death) as the event upon which the benefits to which Section 9.2 applies would otherwise be payable to or in respect of the Participant under this Plan, nor shall such a Participant accrue any benefits under this Plan (to which Section 9.2 applies or otherwise) that are payable upon a Separation from Service or death after s/he has met the age and service conditions for payment of a benefit under the 2009 DC Plan upon the same type of event. For purposes of this Section 9, benefits and installments are provided or payable “upon” an event such as a separation from service (however defined) or death if they would be considered to be provided or payable upon such event for purposes of Section 409A of the Code, including in particular and without limitation Treasury Regulation 1.409A-3(a) thereunder.

9.2 Time and Form of Benefits. Notwithstanding any provisions of this Plan other than this Section 9.2 relating to the time or form of payment of benefits except the Preamble, Section 5.5, Section 7 and Section 9.3, and subject to Section 9.1, if a Participant who was not a participant in the SSORP on or before July 22, 2009 also participates in the 2009 DC Plan (the first date, if any, on which such a Participant is both a Participant in this Plan and a participant in the 2009 DC Plan being hereafter referred to as the Participant’s “First Dual Participation Date”), any benefit payable to or in respect of the Participant under this Plan upon the Participant’s Separation from Service or death to which benefit this Section 9.2 applies in accordance with the provisions below of this Section 9.2, shall be paid in the form of installments, provided at the same time as installments would have been payable under the 2009 DC Plan upon a Separation from Service (as defined in that Plan) or death, assuming for this purpose (and it shall be assumed for this purpose) that the Participant (or the Participant’s Spouse, in the case of any benefit payable upon the Participant’s death) was entitled to benefits from the 2009 DC Plan, and any such benefit to which this Section 9.2 applies shall be paid in that form and at that time irrespective of any change after the Participant’s First Dual Participation Date in his or her status as a participant in the 2009 DC Plan. For the avoidance of doubt, under the 2009 DC Plan, the number of such installments will be five, and the time of payment of such installments will be as follows: in the case of any benefit payable to the Participant under this Plan upon Separation from Service (other than by death) to which benefit this Section 9.2 applies, the first installment is payable on the first day of the seventh month following Separation from Service (as defined in the 2009 DC Plan), unless the death of the Participant occurs after Separation from Service (as defined in the 2009 DC Plan) and prior to the date on which the first installment is paid, in which case the first installment is payable within 90 days after death, but not later than the latest date within such 90-day period on which the first installment that would have been paid to the Participant on account of Separation from Service (as defined in the 2009 DC Plan) if s/he had lived would have been considered timely under Treasury Regulation 1.409A-3(d); in the case of any benefit payable in respect of the Participant under this Plan upon Separation from Service by death to which benefit this Section 9.2 applies, the first installment is payable within 90 days after death; and in each case the last four installments are paid on anniversaries of the first installment payment. This Section 9.2 shall apply only to the following benefits payable to or in respect of the Participant under this Plan upon the Participant’s Separation from Service or death: (a) this Section 9.2 shall apply to any benefit payable to or in respect of the Participant under this Plan upon the Participant’s Separation from Service or death that is accrued after the calendar year in which the Participant’s First Dual Participation Date occurs, (b) if the Participant was not a Participant in this Plan before his or her First Dual Participation Date, this Section 9.2 shall also apply to any benefit payable to or in respect of the Participant under this Plan upon the Participant’s Separation from Service or death that is accrued in the calendar year in which the Participant’s First Dual Participation Date occurs, and (c) if the Participant was a Participant in this Plan before his or her First Dual Participation Date, and (i) the Participant’s First Dual Participation Date is in the same calendar year in which s/he became a Participant in this Plan or in January of the following calendar year, and (ii) the Participant did not accrue a benefit or defer compensation under a plan in any year (within the meaning of Treasury Regulation 1.409A-2(a)(7)(iii)) prior to the calendar year in which s/he became a Participant in this Plan, and (iii) the Participant’s base compensation did not exceed the compensation limit of Section 401(a)(17) of the Code before the calendar year in which s/he became a Participant in this Plan and his or her benefits under the SRIP were not limited by Section 415 of the Code before the calendar year in which s/he became a Participant in this Plan, then this Section 9.2 shall also apply to any benefit payable to or in respect of the Participant under this Plan upon the Participant’s Separation from Service or death that is accrued in the calendar year in which the Participant’s First Dual Participation Date occurs and, if the Participant’s First Dual Participation Date is in January of the calendar year immediately following the calendar year in which s/he became a Participant in this Plan, shall also apply to any benefit payable to or in respect of the Participant under this Plan upon the Participant’s Separation from Service or death that was accrued in the calendar year in which the Participant became a Participant in this Plan; provided, however, that clause (iii) of this sentence shall not apply if the Participant becomes a Participant in this Plan in 2009. Within the meaning of the preceding sentence (other than clause (c)(ii) thereof), all benefits payable to or in respect of a Participant under this Plan upon the Participant’s Separation from

Service or death are “accrued” on or after the date on which the Participant becomes a Participant in this Plan, including any such benefits which are based in whole or in part on the Participant’s service or compensation before that date. Any provision above of this Section 9.2 to the contrary notwithstanding, in no event shall this Section 9.2 apply to any benefit with respect to which a timely initial deferral election cannot be made by the service recipient under Treasury Regulation 1.409A-2(a)(2) on a Participant’s First Dual Participation Date. In no event shall any installments be paid pursuant to this Section 9.2 (or otherwise) unless the minimum criteria for receipt of benefits under this Plan have been satisfied by the Participant, or the Committee or the Board (or a written agreement approved by the Committee or the Board) provides for payment thereof, nor shall any installments be paid pursuant to this Section 9.2 (or otherwise) upon a Separation from Service or death after the Participant satisfies the requisite age and service conditions for payment of a benefit under the 2009 DC Plan upon the same event as the event upon which the installments in question would otherwise be payable hereunder. The amount of the installments payable pursuant to this Section 9.2 upon the Participant’s Separation from Service or death shall be determined as follows:

Step 1. Determine the monthly benefit payable to the Participant upon the Participant’s Separation from Service on the date in question under Section 4 (or, in the case of a Separation from Service by death, the monthly benefit that would have been payable to the Participant under Section 4 if the Separation from Service on the date in question had been other than by death), including both benefits to which this Section 9.2 applies and any benefits to which this Section 9.2 does not apply, assuming for purposes of this Step 1 (and it shall be assumed for purposes of this Step 1) that the Participant were receiving his or her benefit under Section 4 in the form of a single life annuity commencing as of the Benefit Commencement Date that would apply in the Participant’s case under Section 4.1 or Section 4.2 if the Participant were receiving his or her benefit under Section 4 in that form. Subtract the portion of the monthly benefit which is not a benefit to which Section 9.2 applies (determined in accordance with the provisions above of this Section 9.2, including in particular and without limitation clauses (a), (b) and (c) thereof), and then multiply the remainder by twelve (12).

Step 2. If the Participant had a Separation from Service prior to his or her 55th birthday, multiply the amount determined at the end of Step 1 by a single life annuity factor based on the Participant’s age on the first day of the month following the date on which the Participant had a Separation from Service (or, in the case of the Participant’s death before the first day of that month, the age the Participant would have been on the first day of that month) and the Participant’s age on the Benefit Commencement Date determined under Section 4.1 (or, in the case of the Participant’s death before that Benefit Commencement Date, the age the Participant would have been on that Benefit Commencement Date). If the Participant had a Separation from Service on or after his or her 55th birthday, multiply the amount determined at the end of Step 1 by a single life annuity factor based on the Participant’s age on the first day of the month following the date on which the Participant had a Separation from Service (or, in the case of the Participant’s death before the first day of that month, the age the Participant would have been on the first day of that month). In each case, the annuity factor shall be based on an interest rate equal to the discount rate and any other assumptions used by the Company to value pension liabilities under this Plan for the financial statements of the Company last disclosed before the computation hereunder is made (unless a remeasurement of the pension liabilities has taken place since that time, in which case the remeasurement assumptions shall be used).

Step 3. Treat the lump sum amount determined in Step 2 as the opening balance in a hypothetical account to be used to pay the installments to the Participant. Hypothetical interest shall be credited to the account on the last day of each calendar month (through the month that next precedes the last installment payment) by multiplying one-twelfth of the Wall Street Journal prime rate in effect on such day by the account balance as of the last day of the immediately preceding month.

Step 4. Pay the installments referred to in Step 3 to the Participant at the times indicated in the second sentence of this Section 9.2 for Separation from Service (other than by death), with the installments equal to the applicable percentage below multiplied by the hypothetical account as of the last day of the month before the month in which payment occurs (after crediting interest until such date):

Installment	Percentage
First	20%
Second	25%
Third	33 1/3%
Fourth	50%
Fifth	100%

If the Participant dies on or after the date on which the Participant has a Separation from Service and prior to the date on which the first installment is paid to the Participant, pay the Spouse five installments at the times indicated in the second sentence of this Section 9.2 for Separation from Service by death or, if applicable, for death after Separation from Service and prior to the date on which the first installment is paid, with the installments equal to the applicable percentage in the table above multiplied by 50% of the hypothetical account as of the last day of the month before the month in which payment occurs (after crediting interest until such date).

If a Participant who is entitled to installments hereunder dies after receipt of the first installment and before receipt of the fifth installment, any installment(s) remaining unpaid at death shall be paid, at the same time(s) that such installment(s) would have been paid to the Participant, to a Beneficiary who is determined consistent with the provisions of Section 5.4 hereof. However, if such Beneficiary dies after s/he receives the first of such remaining installments, and before s/he receives the last of such remaining installments, then, notwithstanding any provision above of this Section 9.2 to the contrary, any installment(s) remaining unpaid on the date of death of the Beneficiary shall thereupon cease to be payable, and any benefits to which this Section 9.2 applies shall thereupon be deemed to have been paid in full. If a Spouse who is entitled to installments hereunder dies before s/he receives all five installments, then, notwithstanding any provision above of this Section 9.2 to the contrary, any installment(s) remaining unpaid on the date of death of the Spouse shall thereupon cease to be payable, and any benefits to which this Section 9.2 applies shall thereupon be deemed to have been paid in full. For the avoidance of doubt, (A) a Spouse is entitled to installments hereunder if (and only if) a Participant who is entitled to installments hereunder dies prior to the date any benefits under this Plan have actually commenced, (B) the amount of the installments payable to the Spouse is to be determined in accordance with the second sentence of Step 4 above, (C) the first of such installments is payable to the Spouse within 90 days after the Participant’s death unless the Participant dies after Separation from Service (as defined in the 2009 DC Plan) and prior to the date on which the first installment is paid, in which case the first installment is payable to the Spouse within 90 days after death, but not later than the latest date within such 90-day period on which the first installment that would have been paid to the Participant on account of Separation from Service (as defined in the 2009 DC Plan) if s/he had lived would have been considered timely under Treasury Regulation 1.409A-3(d), and (D) the four other installments are payable to the Spouse on anniversaries of the first installment payment.

9.3 Exception to Section 9.2. If a Participant in this Plan who was not a participant in the SSORP on or before July 22, 2009 also participates in the 2009 DC Plan and was not a Participant in this Plan before his or her First Dual Participation Date, but under Section 6.1(C) of a Severance Agreement with the Company that was entered into at any time before the date on which s/he became a participant in the 2009 DC Plan (the “2009 DC Plan Participation Date”) would have been deemed to have been participating in this Plan before the 2009 DC Plan Participation Date if Severance Payments had been payable pursuant to Section 6.1 of that Agreement before that date, (and whether or not s/he would have been deemed to have been vested in this Plan before the 2009 DC Plan Participation Date under said Section 6.1(C), and whether or not any benefits would have been payable thereunder in respect of benefits deemed to have been accrued under this Plan before that date), and if the time and form of payment (within the meaning of the Treasury Regulations under Section 409A of the Code) of any benefits that would have been deemed to have been accrued under this Plan pursuant to and within the meaning of said Section 6.1(C) before the Participant’s First Dual Participation Date, would have been determined pursuant to said Section 6.1(C) in accordance with the provisions of this Plan other than Section 9.2 (any such benefits the time and form of payment of which would have been determined pursuant to said Section 6.1(C) in accordance with the provisions of this Plan other than Section 9.2 being hereafter referred to as a “Pre-2009 DC Plan Accrual”), then, notwithstanding the provisions of Section 9.2 (including in particular and without limitation clause (b) thereof), Section 9.2 shall not apply to any benefit payable to or in respect of the Participant under this Plan upon the Participant’s Separation from Service or death that is accrued under this Plan in the calendar year in which the Participant’s First Dual Participation Date occurs, and that is attributable to the same period of service and compensation prior to that date to which the Pre-2009 DC Plan Accrual is attributable, nor shall Section 9.2 apply, if the Participant was not participating in either this Plan or the 2009 DC Plan before the First Dual Participation Date (i.e., if the Participant became a Participant in this Plan and a participant in the 2009 DC Plan on the same date), to any benefit payable to or in respect of the Participant under this Plan upon the Participant’s Separation from Service or death that is accrued under this Plan in the calendar year in which the Participant’s First Dual Participation Date occurs, and that is attributable to the Participant’s service in, and compensation in or for, the period from the First Dual Participation Date to the close of the calendar year in which the First Dual Participation Date occurs; instead, the time and form of payment of any such benefit payable to or in respect of the Participant under this Plan shall be determined in accordance with the provisions of this Plan other than Section 9.2.